Exhibit 99.1

FOR IMMEDIATE RELEASE
KOS REPORTS 25% INCREASE IN REVENUE, SOLID FINANCIAL RESULTS
AND PROGRESS IN RESEARCH AND DEVELOPMENT
Second Quarter 2006 Financial Highlights+
•	Revenue increased 25% to a record $223.7 million

•	Net income excluding one-time events was $28.9 million or $0.59 per share; including one-time events, net income was $13.9 million, or $0.28 per share

•	Generated approximately $20.6 million in cash from operations; total cash and marketable securities balance increased to $482.8 million
Recent Operational Highlights
•	Announced positive results from a study confirming the benefits of combining aspirin with maximum dose optimized Niaspan® CF; sNDA for Niaspan CF products submitted in June 2006

•	Announced strategic license agreement with a subsidiary of SkyePharma PLC, for the US rights to Flutiform™ for the treatment of adult asthma and COPD

•	Advicor®1000/40 approved and launched in July 2006

•	Phase III trials for Icatibant and Simcor® completed enrollment; preliminary data expected in the third and fourth quarter, respectively

+	Attached is a reconciliation of GAAP to Non-GAAP calculations.
     CRANBURY, NJ, August 8, 2006 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the second quarter ended June 30, 2006. For the second quarter of 2006, revenue increased almost 25% to a record $223.7 million, up from $179.4 million for the second quarter of 2005. Revenue during the quarter was negatively impacted by approximately $4 million as a result of reductions in wholesaler inventories pursuant to inventory management agreements. As of the end of the quarter, inventories held by the company’s three largest wholesalers were at or below the levels provided for in the inventory management agreements.
     Adjusted to exclude one-time events, which included the impact of the Flutiform™ transaction and certain other one-time items, net income for the second quarter was $28.9 million, or $0.59 per share, as compared to net income and earnings per share of $25.9 million and $0.55 (as adjusted for certain one-time items and on a pro forma basis to reflect the accounting expense associated with share-based compensation), during the comparable 2005 quarter. Including one-time events, net income for the second quarter of 2006 was $13.9 million or $0.28 per share, compared to net income of $28.9 million or $0.61 for the 2005 period.
     Kos generated approximately $20.6 million in cash from operations in the second quarter of 2006, which represented the 16th consecutive quarter of cash generation. As of June 30, 2006, the Company had $482.8 million in cash and marketable securities.
     Revenue for the Company’s cholesterol franchise increased 22% during the second quarter of 2006 to $165.9 million, as compared to $136.2 million reported during the same period in 2005. Niaspan® revenue in the second quarter increased 24% to $131.0 million as compared to $105.9 million during the same period one year ago. Advicor® revenue increased 16% to $34.9 million during the quarter as compared to $30.2 million during
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Kos Pharmaceuticals, Inc.	Page 2

the second quarter of 2005. The cholesterol franchise realized a 4% increase in total prescriptions and a 5.4% increase in unit volume versus the first six months of 2005.
     Second quarter 2006 revenues for Kos’ hypertension portfolio, comprised of Teveten®, Teveten® HCT and Cardizem® LA totaled $31.3 million. Revenue from the Teveten products totaled $5.5 million, and Cardizem LA revenues totaled $25.8 million.
     Azmacort® second quarter 2006 revenues were $26.5 million, an increase of 12% as compared to $23.7 million reported during the second quarter of 2005. Total Azmacort prescriptions declined 13% versus the second quarter of 2005 in the overall market. However, Azmacort prescriptions increased among Kos’ target physicians.
     “We are pleased to report, yet again, solid financial results and continued strong execution in all areas of our business,” said Adrian Adams, President and Chief Executive Officer. “Our financial momentum has resulted in the generation of $197 million in cash from operations since the end of the second quarter of 2005, almost doubling our cash position in the past 12 months. This strong cash flow generation has allowed us to build our pipeline, make additional measured investments in R&D and fund successful corporate development initiatives. These initiatives have positioned the Company well to meet our short, medium and long-term goals.” He continued, “In addition, excellent progress is being made toward many of the milestones set for this transition year, particularly in R&D. We believe that we are on track to achieve our goal of launching two new products and filing a New Drug Application for our Niaspan/simvastatin product, Simcor®, in 2007.”
     The Company also announced updates on the status of the Phase III Niaspan/lovastatin Intermittent Claudication Proof of Principle (ICPOP) study and on the future of the co-promotion agreement with Takeda Pharmaceuticals North America, Inc. The Company recently notified Takeda that, in view of the Company’s decision to increase the size of its sales force in order to fully maximize commercial opportunities in 2007, it does not intend to extend the co-promotion arrangement, which expires on December 31, 2006. Finally, the Company has also decided, based on inconclusive overall results from the ICPOP study, to discontinue its development of Niaspan/lovastatin for the indication of Peripheral Arterial Disease (PAD), and devote its resources to other research projects with higher productivity potential.
     Following the end of the second quarter of 2006, the Company commenced an internal review of its historical stock option grants and the accounting for such awards. Following the commencement of this internal review, the Company received an informal inquiry from the Securities and Exchange Commission relating to stock option grants and exercises. The Company intends to fully cooperate with this informal inquiry.
     Based on its review to date, which has not yet been completed, the Company believes that certain stock option grants were accounted for using incorrect measurement dates. The review has not found any pattern or practice of inappropriately identifying grant dates with hindsight to provide officers and directors with in-the-money grants. The Company expects that its audited consolidated financial statements for its fiscal years ended December 31, 2005 through 2001 and for the quarter ended March 31, 2006, will need to be restated and should not be relied upon. Although the review is ongoing, the Company has preliminarily determined that it will record cumulative prior period non-cash stock-based compensation expense in amounts that are not presently anticipated to exceed approximately $10 million in the aggregate after taxes.
     Any further changes to the Company’s accounting for stock option grants may result in changes to the Company’s reported financial results, including its net income and earnings per share reported in this press release for the three months ended June 30, 2006. Any subsequent findings arising out of the Company’s internal review or the review being performed by the Securities and Exchange Commission may materially affect the Company’s results of operations.
     Kos’ senior management will host a conference call today at 8:30 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. Those who cannot access the webcast can participate via telephone by calling 913-981-4911, confirmation code 6754547. A replay will also be available on the website at www.kospharm.com or by calling 888-203-1112 domestic or international, and entering 6754547 from 2:00 p.m. ET today until 12:00 a.m. ET on Tuesday, August 15, 2006. Financial information to be discussed during the conference call is located on Kos’ website in the Investor Relations section.
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     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases with a particular focus on the cardiovascular, metabolic and respiratory disease areas. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, and patient compliance. Kos’ strategy also includes making measured investments in new chemical entity research through in-house and sponsored research, scientific in-licensing and general corporate development activities. The Company currently markets Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT. Kos has a strong and growing research and development pipeline including proprietary drug delivery technologies in solid-dose, inhalation and aerosol metered-dose device administration to help fuel sustained, organic sales growth into the future.
     Certain statements in this press release, including statements regarding the Company’s ability to generate enhanced revenue and earnings, continue to grow sales of Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT, the Company’s belief that wholesaler inventories are now at or below levels provided in the inventory management agreements, the Company’s ability to make continued investments in research and development, to aggressively pursue corporate development activities, to continue excellent growth momentum in the short, medium and long-term, the Company’s expectation to receive preliminary data in the third and fourth quarter for the Phase III trials for Icatibant and Simcor, respectively, the Company’s expectations regarding the launch dates for two new products and filing a New Drug Application for Simcor in 2007, the Company’s anticipated hiring of additional sales representatives and the cost associated therewith, and the Company’s expectations regarding the duration and outcome of its internal investigation, and the SEC’s informal inquiry regarding stock option grants, are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired and licensed products, the ability to build awareness for Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT within the medical community, the continued success of the alliances with Merck KGaA, Oryx, Arisaph, Barr, Biovail, SkyePharma and Jerini, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the Company’s ability to increase the size of its sales force and to attract and retain sales professionals, and, ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, PTO, tax and competition issues, the impact of a possible generic version of the Cardizem LA product or other products sold by the Company, the ability of third party suppliers to the Company continuing to be able to perform their supply obligations, the Company’s ability to achieve regulatory approvals for its products under development in a timely manner, such as the modified formulation of Niaspan, Simcor and others, the Company’s ability to establish a footprint and generate sales in the hypertension and angina markets, the Company’s ability to successfully negotiate additional important strategic business development opportunities, the progress of the Company’s research and development pipeline, fluctuating buying patterns by the Company’s wholesalers and distributors, the adequacy of the Company’s reserves for income taxes, the Company’s ability to maintain coverage of its products by government agencies and the effects of the loss of such coverage with such agencies, such as the Centers for Medicare and Medicaid Services, the effect of conditions in the pharmaceutical industry and the economy in general, the timing of the completion of the Company’s internal review of its historical stock option grant practices and related accounting, the types of problems with the Company’s historical stock option grant practices and accounting identified by the Company as a result of its internal review to date, the timing of completion of the Company’s internal review, restatement and filing of its amended historical financial statements, the possibility that accounting treatment for the Company’s historical stock option grant practices and related accounting will be different than that currently anticipated by the Company, the possibility that the Company’s internal investigation or any investigation conducted by the Securities and Exchange Commission may reveal issues that the Company does not currently realize exist, the possibility that the Company may not be able to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 within the time frame prescribed by the Securities and Exchange Commission, the effect of
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any third party litigation arising out of the Company’s investigation of its historical stock option grant practices and related accounting and the costs incurred by the Company in connection with such investigation and the SEC investigation, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and in other reports filed with the SEC. All information in this press release is as of August 8, 2006 and the Company undertakes no duty to update this information.

Contacts:	Kos Pharmaceuticals, Inc.
	John J. Howarth	Nichol Harber
	Vice President, Investor	Senior Manager, Investor
	Relations	Relations
	& Corporate Affairs	& Corporate Communications
	(609) 495-0726	(609) 495-0527
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Kos Pharmaceuticals, Inc.	Page 5
Kos Pharmaceuticals, Inc. and Subsidiaries
SELECTED FINANCIAL INFORMATION

	Three Months Ended
	June 30,
	2006		2005
	(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$223,680		$179,399
Cost of Sales	25,788		19,057

	197,892		160,342

Operating Expenses:
Research and development	59,602	(I)	31,479
Selling, general and administrative	123,452		88,681

Total operating expenses	183,054		120,160

Income from Operations	14,838		40,182

Interest and Other Income	(4,745)		(1,039)

Provision for Income Taxes	5,698		12,308

Net Income	$13,885		$28,913

Net Income per Share:
Basic	0.29		0.70
Diluted	0.28	(II)	0.61	(II)

Shares Used in Computing Net Income per Share:
Basic	47,294		41,205
Diluted	49,358		47,911

	Three Months Ended June 30,
	2006		2005
		Diluted		Diluted
	Amount	Per Share	Amount	Per Share
	(unaudited)		(unaudited)
Reconciliation of Reported Net Income to Adjusted Net Income
(in thousands, except per share data)
Net Income, as reported	$13,885	$0.28	$28,913	$0.61
Adjustments to Reported Net Income:
SkyePharma licensing fee	15,500	0.32	—	—
Reduction in wholesaler inventories due to IMAs	2,480	0.05	—	—
Share-based compensation expense under employee incentive plans	—	—	(7,219)	(0.15)
Correction of error relative to stock option accounting under APB 25	578	0.01	—	—
One-time income tax benefit	(3,504)	(0.07)	—	—
Write-off of investment in Arisaph	—	—	2,500	0.05
Biovail transaction	—	—	1,750	0.04

Net Income, as adjusted	$28,939	$0.59	$25,944	$0.55

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	June 30,		December 31,
	2006		2005
	(unaudited)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$480,111		$412,736
Marketable Securities	2,711		—
Accounts Receivable, net	104,464		111,652
Deferred Tax Asset, current	37,897		36,775
Other Current Assets	42,267		41,303
Fixed Assets, net of depreciation	38,036		28,745
Deferred Tax Asset, non-current	46,221		29,490
Intangible Assets	215,355		230,830
Other Assets	24,824		18,223

Total assets	$991,886		$909,754

Current Liabilities	$209,003		$210,273
Other Long-Term Liabilities	48,519	(III)	21,122
Shareholders’ Equity	734,364		678,359

Total liabilities and shareholders’ equity	$991,886		$909,754

Notes:

(I)	Includes a $25-million licensing fee associated with the SkyePharma agreement.

(II)	Calculation of fully diluted EPS reflects net income excluding $171,000 and $262,000 in interest expense for the quarters ended June 30, 2006 and 2005, respectively.

(III)	Includes $30 million of debt due to Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors, which matures on June 30, 2008.